Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 033-054791, 033-31248, 333-33790) on Form S-8 of Avista Corporation of our report dated June 25, 2013, with respect to the statements of net assets available for benefits of Investment and Employee Stock Ownership Plan of Avista Corporation as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012, annual report on Form 11-K of the Investment and Employee Stock Ownership Plan of Avista Corporation.

CliftonLarsonAllen LLP
Spokane, Washington
June 25, 2013